LETTER AGREEMENT

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Re:	Transfer Agency and Service Agreement

Pursuant to Section 13 of the Transfer Agency and Service Agreement between Russell Exchange Traded Funds Trust (“RET”) and State Street Bank and Trust Company (“SSBT”) dated April 15, 2011, RET advises you that it is creating three new funds each listed in Appendix A (the “New Funds”). RET desires SSBT to serve as Transfer Agent with respect to the New Funds pursuant to the terms and conditions of the Transfer Agency and Service Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth in the current fee schedule to the Transfer Agency and Service Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Funds by executing this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:
Mark E. Swanson
Treasurer

Accepted this     day of                     .

STATE STREET BANK AND TRUST COMPANY

By:
Its:

APPENDIX A

Russell High Dividend Yield ETF

Russell Small Cap High Dividend Yield ETF

Russell International High Dividend Yield ETF